Exhibit 12.1

RECKSON OPERATING PARTNERSHIP, L.P.

RATIOS OF EARNINGS TO FIXED CHARGES

AND

RATIOS OF EARNINGS TO FIXED CHARGES,

PREFERRED DIVIDENDS AND PREFERRED DISTRIBUTIONS

The following table sets forth Reckson Operating Partnership, L.P.’s consolidated ratios of earnings to fixed charges for the years ended December 31:

2008	2007	2006	2005	2004
(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
1.63x	1.44x	0.25x	0.87x	0.96x

The following table sets forth Reckson Operating Partnership, L.P.’s consolidated ratios of earnings to fixed charges and preferred distributions for the years ended December 31:

2008	2007	2006	2005	2004
(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
1.63x	1.44x	0.25x	0.87x	0.75x

The above ratios were calculated in accordance with Item 503 of Regulation S-K.  As a result, all years prior to 2008 have been restated to exclude income from discontinued operations.  Excluding the costs associated with the SL Green Merger, the 2007 and 2006 ratios would have been 1.54x and 0.73x, respectively.  For the years ended December 31, 2006, 2005 and 2004 fixed charges exceeded earnings by $89.6 million, $15.2 million and $3.9 million, respectively.